GTECH
                   Bruce Turner Q4 FY04 Conference Call Script
                              Final - 14 April 2004

Slide 3 Good morning everyone and thank you for joining us. In just a few moments, Jaymin will give you a detailed review of the fourth quarter and full fiscal year 2004 numbers. I would like to start things off with a quick recap of the year's highlights and our capital investment strategy going forward.

Slide 4 Fiscal 2004 was a record-breaking year at GTECH. We earned record revenue of $1.05 billion dollars...an increase of 7 percent over 2003. Our net income rose 29 percent to $183 million dollars...and fully diluted earnings-per-share increased approximately 17 percent to $2.84, including the impact of the one-time, non-cash gain recorded in the third quarter. Our gross profit margins also eclipsed all earlier records, at forty three percent.

               Another telling statistic was our record return on invested capital of 23 percent, excluding the proceeds from the recent debt issuance. This represents not only a substantial premium over our weighted average cost of capital, but also one of the highest returns on capital in our industry and a key measure of shareholder value creation.

Slide 5 We invested in the business at record levels, as well. In fact, we invested more capital into the business in fiscal `04 than we invested in the prior two years combined.

               In addition to increasing our investment in R&D, we invested over $250 million in new contract assets and approximately $125 million in two growth-oriented acquisitions, both of which have made a positive impact on our financial results released today.

               And despite the record level of investment in strengthening and growing our business, we still generated a very healthy $24 million dollars in free cash flow.

Slide 6        Finally,  if you go back and compare  our actual 2004  numbers to
               our  earlier   long-term   objectives,   you  will  see  that  we
               outperformed on all key metrics:

               We projected service revenue growth of 5 to 6 percent ... and the actual results were 10 percent growth.

               We anticipated growth in operating income of 8 to 10 percent... and we generated growth of nearly 27 percent.

               The growth in net income was 29 percent, well in excess of our goal of 8 to 10 percent.

               And growth in earnings per share also exceeded our original expectations, despite a nearly twelve percent increase in the diluted share count.

               As you might expect with a financial performance that strong, there were quite a few business highlights in fiscal 2004.

Slide 7 We recorded several key contract wins in our core lottery business, including Florida, Tennessee and Trinidad & Tobago. We also extended contracts with a number of existing customers, including two that are notable for their longer-than-typical terms...we signed a 12-year, $230 million agreement in the Czech Republic, and a 20-year, $700 million-dollar contract here in Rhode Island. In total, we have locked in approximately $270M in annual recurring service revenue in fiscal year 2004. We think that says a lot about our customers and their confidence in GTECH and its leadership.

               We now have approximately 75 percent of our lottery revenue locked in through fiscal `07.

               These wins point to the clear success of our Enterprise Series platform, which is setting new benchmarks for both technological leadership and value.

Slide 8 Our lottery business was further strengthened by our acquisition of Interlott, announced just over a year ago and completed in the third quarter. Besides enhancing GTECH's position in the instant-ticket distribution business, Interlott is key to our long-range plans for delivering more self-service lottery solutions. And with our recent successes in Illinois and Washington State, GTECH plans to produce almost twice as many instant ticket vending machines in fiscal '05 than Interlott produced in any year as a stand-a-lone company.

               Looking ahead, we expect our momentum in the lottery business to continue. Because state revenues have not yet rebounded strongly ... and probably will not for some time ... jurisdictions are seeking to bring in incremental revenue through other means. One of the best, fastest, and least controversial ways to do that is by expanding existing lotteries through new games and new technologies.

               As they pursue their expansion plans, many of them will turn to GTECH, as Lottery operators know that GTECH offers the broadest array of high-value content and solutions in the industry. So we expect same-store sales to continue to grow.

               Turning to our Commercial Services business ... we made solid progress in fiscal 2004, acquiring Polcard, the leading debit and credit card merchant transaction acquirer and processor in Poland. Over the course of the year, we successfully streamlined Polcard's operations ... and began expanding its offerings. In early December, we launched prepaid mobile phone top-ups under the VIA brand name, and we will soon begin offering bill payment services.

               Looking ahead, we expect GTECH to emerge as a strong regional player in selected geographies throughout Latin America, the Caribbean and Central and Eastern Europe. As our Polcard business grows, we will expand the rollout of the VIA brand into other countries in Eastern Europe.

               Gaming Solutions emerged as a third, key growth market for GTECH in 2004. About five months ago, we announced an agreement to acquire Spielo, a leading global provider of video lottery terminals and related products and services. When completed this June, the acquisition will enable GTECH to deliver a complete, integrated VLT solution to our customers and prospects, with a single point of contact and accountability. It is a great strategic fit for GTECH ... with many opportunities to leverage in areas such as content, online technology, and other innovations. Our VLT business will also provide an avenue for expanding the value of our Enterprise Series platform in new ways.

               Long term, our strategy is to become a leading supplier of gaming technology solutions for government customers.

Slide 9 As part of that effort, we recently announced that GTECH has agreed to acquire Leeward Islands Lottery Holding Company, or LiLHCo, a leading lottery operator in the Caribbean, for $40 million dollars in cash. LiLHCo currently operates eight lotteries throughout the Caribbean.

               This acquisition will strengthen our position in our core lottery business, giving GTECH a strategic foothold in the region ... as well as providing significant growth opportunities in additional jurisdictions in the Caribbean.

               In addition, by virtue of our recent acquisition of Spielo, we are now well positioned to pursue new VLT opportunities, where viable, at branded entertainment venues in the Caribbean.

               We expect to close the transaction by mid-May ... and we expect it to be earnings neutral in fiscal 2005.

               We will continue to look for opportunities to broaden the scope of our offerings in all three businesses - lottery, commercial services, and gaming solutions - as we go forward.

               As we pursue those opportunities, we plan on investing more of our capital on growth than we have in the recent past.

Slide 10 In fiscal 2004, we completed a five-year stretch during which approximately 75 percent of our lottery business came up for rebid. During that time, we invested more than $1 billion in the business...more than 70 percent of which was focused on maintaining and strengthening our core business.

               With the majority of our major contract rebidding activity now over until calendar year 2007, save Brazil, we will now focus the lion's share of our investing activities on growth opportunities, as opposed to maintaining our existing business.

               Having said that let me emphasize that we will continue to return capital to our shareholders as an essential component to our value creation strategy.

               Jaymin will cover our specific investment plans for fiscal 2005 in just a moment. But before I turn things over to him, I would like to say a brief word about the current situation in Brazil.

               In late March 2004, federal prosecutors in Brazil recommended charges against nine individuals, including four officers of Caixa Economica Federal, our Brazilian customer, and a former and a present GTECH employee. The recommendations require judicial review and concurrence to proceed which is pending at this time.

               We are advised that it would be routine for a judge to accept recommendations from a prosecutor. However, controversies have arisen in relation to the scope and manner of the prosecutor's actions. For example, an investigation being conducted by the federal police was suspended well before it was completed. Scheduled interviews with key witnesses were cancelled due to the prosecutor's filing.

               We are monitoring the situation closely. The Company is cooperating fully with investigators and has encouraged employees and former employees to do the same. Speculation as to possible outcomes or impacts in Brazil would be inappropriate. Obviously, this is a serious matter that could have potentially negative impacts for GTECH and we are treating it as such.


               In light of the prosecutor's recommendations against our representatives in Brazil, we have broadened our investigation. In fairness, I am not going to get into specifics of the investigation until it is complete.

               Let me say what I think you all realize. There are two types of responses to this sort of situation. One is to go through the motions because you really do not want to know what happened. That would never be GTECH's response. Our response is to dig in and find out what happened. We understand that our compliance function's response to this matter worked. We want to satisfy ourselves and our customers that the actions of all parties were appropriate as well.

               As we have pointed out in the past, we are anticipating that the final resolution of these matters is likely to be a protracted process. Caixa management has publicly re-affirmed their position that the contract extension negotiations were conducted with transparency. As to the future, the range of options available to Caixa remains unchanged.

               We will keep you informed as to further developments.

Slide 11 In closing, in keeping with our renewed focus on growth...and as a result of our strong success in fiscal 2004...we have recently revised our three- to five-year goals.

               On a compounded annual basis, we are now aiming for accelerated top-line growth in the range of 12 to 15 percent. At the top of the range, that translates into total revenue of $1.85 billion -
               - - or more than seventy-five percent higher than FY'04 revenues. And we expect 60 percent of the top line growth to come from new business.

               We have set a goal of 14 to 17 percent operating income growth on a compounded annual basis, taking into account the leverage from revenue growth, combined with the continuing impact of our acquisition strategy.

               And we expect net income and earnings per share to grow at a faster rate than operating income.

               Now I would like to turn the call over to our CFO, Jaymin Patel, for a more detailed review of today's financial report and our outlook for the coming fiscal year. Jaymin???

CLOSING REMARKS

If there are no further questions, let me wrap things up with a few final words.

The people of GTECH did an excellent job in executing our strategy in fiscal year 2004. We have a wonderful, talented, and deeply committed group of people in this company, and I am very proud of the work they have done for you.

With all the progress we made last year, we are very excited about our prospects for the future, and we are well positioned for growth.

Thanks again for joining us. Jaymin and I look forward to talking with you again in the near future.

                                      GTECH
                         FY'04 Q4 and Year End Earnings
                             Conference Call Script
                              Final- April 14, 2004


Jaymin: Thank you Bruce.  Good morning, everyone.

Both the quarter and the year mark a significant point in GTECH's history, as they represent the culmination of the repositioning we embarked upon four years ago. Fiscal year 2004 also serves as the foundation upon which we will build a more profitable future. The results we released this morning reflect the benefits of the strategic initiatives executed throughout the year, particularly our initiatives to grow the core business, investments in research and development and the impact of our acquisitions.

I would like to start by reviewing GTECH's fourth-quarter performance.


Slide 12       In  the  quarter,   service  revenues   increased   approximately
               thirty-nine million dollars ($39M) or more than seventeen percent (17%), driven by a number of factors.

               In the U.S., same store sales increased approximately four percent (4%). This increase in same store sales continues to be driven by the introduction of new games such as Mega Millions in Texas, and expanded distribution channels, such as keno in Michigan.

               We also benefited from the launch of new service contracts including Tennessee and Minnesota and the impact of the Interlott acquisition. In addition, both the quarter and the year benefited from a 53rd week, an event that occurs approximately every 5 years. This was partially offset by contractual rate changes.

               In aggregate, domestic service revenues increased approximately nine percent (9%) to one hundred and forty-one million dollars ($141M).

               International same store lottery sales also grew approximately four percent (4%) on a constant currency basis, reflecting the introduction of new games in Mexico, Taiwan, the Czech Republic and other jurisdictions.

               Factoring in contractual rate changes, higher jackpot activity, the impact of favorable foreign exchange rates and the benefit of the 53rd week, international lottery service revenues increased approximately twenty percent (20%) to more than one hundred million dollars ($100M).

               In addition, we recorded approximately twenty-two million dollars ($22M) of service revenue from commercial transaction processing, up approximately ten million dollars ($10M) over the same period last year. This increase was primarily driven by the acquisition of PolCard, which contributed seven million dollars ($7M) in the quarter.

Slide 13 Product sales in the fourth quarter were approximately fifteen million dollars ($15M), less than anticipated, primarily due to the timing of terminal sales.

               Gross profits increased by approximately sixteen million dollars ($16M) or fifteen percent (15%) quarter-over-quarter.

               Service margins increased more than three hundred basis points (300 bps), to forty-four point seven percent (44.7%), driving service gross profit up approximately twenty-five million dollars ($25M) quarter-over-quarter. This was primarily driven by the quarter over quarter growth in service revenues.

               Product margins were higher than expected, primarily due to the product mix.

               Operating expenses for the quarter were approximately forty-six million dollars ($46M), or sixteen percent (16%) of total revenue.

               The three point six million dollar ($3.6M) increase in SG&A was driven primarily by the consolidation of the PolCard and Interlott acquisitions and increased activities in new business development.

               This was partially offset by lower research and development expenses, due to the timing of development initiatives.

               The combined effect of higher revenues and gross margin expansion resulted in operating income growth of approximately fourteen million dollars ($14M) or twenty-one percent (21%), reaching seventy-nine million dollars ($79M). This represents the highest quarterly income in the company's history.

               Below operating income, we recorded lower equity earnings from Taiwan, due to a timing difference and higher interest expense, resulting from the issuance of two hundred and fifty million dollars ($250M) of senior notes in October.

               As you may recall, in fiscal year 2003, we recorded equity earnings for the first full year of operations of our joint venture in Taiwan in the fourth quarter. In fiscal `04, we recorded equity earnings throughout the year.

               Net income increased approximately six million dollars ($6M), or fourteen percent (14%), whilst fully diluted earnings per share were comparable quarter over quarter at seventy-two cents ($0.72) per share... despite a sixteen percent (16%) increase in the share count,... primarily as a result of the convertible bonds.

Slide 14 During the quarter, we generated approximately one hundred and four million dollars ($104M) in cash flows from operations, representing an increase of fifty-three million dollars ($53M) or more than one hundred percent (100%) quarter-over-quarter. This increase was driven by the continued tax benefits of investing in the business, combined with advance payments from customers.

               This financed approximately sixty-two million dollars ($62M) of investments in contract assets, resulting in free cash flow of forty-two million dollars ($42M).

               Also in the quarter, we made a dividend payment in the amount of seventeen cents per share ($0.17), for a total of approximately ten million dollars ($10M).

               At the end of the quarter, we had cash balances and short-term investments of approximately three hundred and fifty-one million dollars ($351M).

Slide 15       Now, let's turn to GTECH's performance on a year to date basis.

               Service revenues for the fiscal year ended February 28th were up approximately eighty-nine million dollars ($89M) or ten percent (10%) over fiscal 2003, to nine hundred and fifty-seven million dollars ($957M). This solid increase was driven by strong increases in global same store sales, new contracts, favorable exchange rates and the acquisitions of PolCard and Interlott. This was partially offset by contractual rate changes.

               Product  sales  for the year  were  ninety-four  million  dollars
               ($94M).

Slide 16 In total, we generated one billion and fifty one million dollars ($1.051Bn) in revenues in fiscal `04. We recorded five hundred and twenty-nine million dollars ($529M) in revenue from our US lottery group --- four hundred and forty-five million dollars ($445M) from the international lottery group --- and seventy-seven million dollars from commercial and other services ($77M).

               Operating expenses increased year-over-year due to a substantial increase in business development and bidding activity, coupled with the accelerated rate of investment in research and development, and the consolidation of the PolCard and Interlott acquisitions.

Slide 17 In fiscal `04, we generated four hundred and fourteen million dollars ($414M) in cash from operations. This was eighty-two million dollars ($82M) more than fiscal `03, primarily due to the timing of advance payments from customers.

               During the year ended February, we invested three hundred and ninety million dollars ($390M) in new contract assets and the acquisitions of PolCard and Interlott. Free cash flows for the year were twenty-four million dollars ($24M).

Slide 18 Return on capital employed for the fiscal year was approximately twenty percent (20%), reflecting our on-going efforts to drive value from our asset base and the impact of the recent investments in long-term value-creating projects.

               As you know, we have excess cash balances resulting from the October debt offering. If we were to exclude two hundred and fifty million ($250M) of cash from the calculation, return on capital employed for the fiscal year would have been approximately twenty-three percent (23%). This represents a significant premium over our weighted average cost of capital --- and according to our analysis, is amongst the highest relative returns within both the gaming and transaction processing industries.

               Again, our calculation of Return on Capital Employed is provided in the Supplemental Financial Data File posted on our website.

Slide 19 Those are the key financial highlights of our fourth quarter and fiscal year 2004. Now I would like to turn our attention to the outlook for fiscal year 2005.

               Based upon our current outlook, we continue to expect total revenue growth in the range of twenty to twenty-one percent (20%
               - 21%), with service revenue growth in the range of seven to nine percent (7% - 9%), based on the following drivers:

               1)   Same store sales growth of four to six percent (4% - 6%),

               2) The net effect of contract wins and contractual rate changes,

               3)   Fluctuations of foreign currency against the US Dollar, and

               4)   The impact of the recently announced acquisitions.

               For planning purposes, we have assumed an average exchange rate of approximately three point four real to the dollar (BZ 3.4) for fiscal `05. This compares to the current exchange rate of two point eight nine real (BZ 2.89) and the average rate of two point nine five real (BZ 2.95) for fiscal '04. Last fiscal year, we recorded approximately one hundred and five million dollars ($105M) in revenues from Brazil.

               With respect to the acquisitions, we have assumed a full year of revenues from PolCard and Interlott and nine months of revenues from Spielo and the Leeward Islands Lottery Holding Company, or LiLHCo, as we expect to complete those acquisitions in May or June of this year.

               Currently, we plan to record revenues from LiLHCo net of prizes and other payouts, which is consistent with the revenue recognition practices in the gaming and transaction processing industries.

               We expect product sales in the range of two hundred and ten to two hundred and twenty million dollars ($210M - $220M).

               We continue to expect service margins in the range of forty-one to forty-three percent (41% - 43%), despite a thirty million dollar ($30M) increase in depreciation year-over-year in cost of services. Due to the absorption of new installation costs and the integration of acquisitions, we are comfortable with the lower end of that range at this time.

               We  expect  product   margins  in  the  range  of  thirty-six  to
               thirty-eight percent (36% to 38%), reflecting a change in product mix as a result of the Spielo acquisition.

               We currently expect operating expenses to be in the range of fourteen point five to fifteen percent (14.5% to 15%) of total revenue, reflecting our plan to accelerate the level of research and development activities in an effort to maintain our competitive momentum.

               I would also like to mention several items below the operating income line that will impact fiscal '05. First, we recently sold our equity interest in the Harrington Raceway in Delaware for a substantial gain. This will be recorded in other income.

               We also recently announced our intent to prepay our seven point eight seven percent (7.87%) private placement notes due in May 2007. There will be tender and make-whole premiums associated with the early retirement of this debt, which will result in a net, one-time expense. This will be recorded in other expense.

               We estimate the net impact of these transactions to result in a net pre-tax gain in the range of five to six million dollars ($5M
               - $6M), to be recorded in other income and expense in the first quarter.

               Based upon this outlook, we believe that diluted earnings per share will be in the range of three dollars to three dollars and ten cents ($3.00 to $3.10) for fiscal year 2005, assuming a fully diluted share count of sixty eight million (68M) shares. This FY'05 estimate includes the net impact of the Harrington sale and the redemption of the private placement notes.

               The earnings guidance for the first quarter and full year reflects incremental EPS dilution of approximately five to six cents per share ($0.05 - $0.06), resulting from the remaining dilution from our convertible bonds

               This guidance does not reflect the potential expensing of stock options. We continue to evaluate the proposed methods and timing of adopting the new rules of stock option accounting under consideration. We will update you after more definitive guidelines are provided.

Slide 20 In fiscal year 2005, we expect to generate cash from operations in the range of three hundred and eighty to four hundred and ten million dollars ($380M - $410M). We plan to invest between five hundred and seventy and six hundred million dollars ($570M - $600M) in new contract assets, and growth opportunities. Of that, we expect to invest approximately one hundred and sixty to one hundred and seventy million dollars ($160M - $170M) in maintenance capital and the balance in growth initiatives and acquisitions. Our currently anticipated FY'05 growth-related investments represent the largest single year of growth-focused investment in our history.

               These investments will be funded from cash from operations and existing cash balances.

Slide 21 Now let's look at the outlook for our first quarter, which ends May 29th, 2004.

               We expect service revenues to increase twelve to fourteen percent (12% - 14%) quarter over quarter. This will be driven by four to six percent (4% - 6%) growth in same store sales, the impact of new contracts and the acquisition of PolCard and Interlott, partially offset by contractual rate changes.

               We expect product sales in the range of thirty to thirty-five million dollars ($30M - $35M), again including product sales from Interlott.

               We  expect  service  margins  to be in line  with the  full  year
               average   and  we  expect   product   margins  in  the  range  of
               thirty-seven to thirty-nine percent (37% to 39%).

               Based upon this operating performance, combined with the net effect of the gain on the sale of Harrington Raceway and the redemption of our private placement notes, we expect earnings per share to be in the range of seventy-two to seventy-seven cents ($0.72 to $0.77) per share on a fully diluted basis. This guidance assumes a share count of sixty seven point eight million shares (67.8M) for the first quarter of fiscal '05 compared to sixty million (60M) in the first quarter of last year.

               To summarize, we are pleased with the results for both the fourth quarter and the year, and we are confident that our strategic focus, executed by our management team, will produce solid growth, profitability and value creation for our shareholders in fiscal year 2005 and beyond.

               Now, Bruce and I will be happy to take your questions.